EXHIBIT 4.3


                      FOURTH AMENDMENT TO CREDIT AGREEMENT


        THIS FOURTH AMENDMENT TO CREDIT AGREEMENT is made as of June 7, 1994 among the undersigned financial institutions (individually a "Bank" and collectively the "Banks"), FIRSTAR BANK MILWAUKEE, NATIONAL ASSOCIATION (formerly known as First Wisconsin National Bank of Milwaukee), as agent for the Banks (the "Agent"), and OSHKOSH TRUCK CORPORATION (the "Company").

                                    RECITALS

        The Company, the Banks and the Agent entered into a Credit Agreement dated as of March 31, 1992, as amended by a First Amendment to Credit Agreement dated as of March 12, 1993, a Second Amendment to Credit Agreement dated as of July 7, 1993 and a Third Amendment to Credit Agreement dated as of October 15, 1993 (collectively, the "Credit Agreement"). The Company, the Banks and the Agent desire to amend the Credit Agreement as provided below.

                                   AGREEMENTS

        In consideration of the Recitals and the agreements contained herein and in the Credit Agreement as amended hereby, the Company, the Banks and the Agent agree as follows:

        1. Definitions and References. Capitalized terms used herein shall have the meanings set forth in the Credit Agreement. All references to the Credit Agreement contained herein or in the Credit Agreement shall mean the Credit Agreement as amended by this Amendment.

        2.  Amendment.  The Credit Agreement is hereby amended as follows:

        (a) The following definitions are hereby added to Section 1 of the Credit Agreement:

             "Basic Documents" means two or more, including all, of the Cherokee Co. Industrial Revenue Bonds, the Indenture, the Loan Agreement, and the Pledge and Security Agreement, all as defined in the Indenture and all as the same may be amended, modified, supplemented or restated from time to time, and "Basic Document" shall mean any one of the foregoing.

             "Cherokee Co. IRB Default" means such term as defined in Section 7.1(1).

             "Cherokee Co. Industrial Revenue Bonds" means those Cherokee County, South Carolina Variable/Fixed Rate Demand Industrial Revenue Bonds, Series 1989 (Oshkosh Truck Corporation Project) in the original aggregate principal amount of $9,300,000.

             "Cherokee Co. IRB Letter of Credit" shall mean that irrevocable letter of credit issued pursuant to the terms of this Agreement in support of the Cherokee Co. Industrial Revenue Bonds, as amended, modified, extended, renewed or replaced from time to time.

             "Indenture" means Indenture of Trust dated as of August 1, 1989 between Cherokee County, South Carolina and Citizens and Southern Trust Company (Georgia), National Association (now known as NationsBank of Georgia, N.A.) pursuant to which the Cherokee Co. Industrial Revenue Bonds were issued.

             "NationsBank" means NationsBank of North Carolina, N.A., as a Bank under this Agreement, and as initial Issuing Bank of the Cherokee Co. IRB Letter of Credit hereunder.

             "Special Bank Event" means the delivery by the Agent or the Issuing Bank for the Cherokee Co. IRB Letter of Credit to the Company and the Trustee of an opinion of counsel (selected by the Agent and reasonably acceptable to the Company) recognized to have expertise in banking or securities law matters to the effect that, on the basis of a change after the date of issuance of the Cherokee Co. IRB Letter of Credit in the laws, rules or regulations applicable to the Agent or the Banks or in the interpretation of such laws, rules or regulations by any governmental authority having jurisdiction over the Agent and the Banks or of a ruling after the date of issuance of the Cherokee Co. IRB Letter of Credit by a court of competent jurisdiction or other governmental authority, the maintenance of the Cherokee Co. IRB Letter of Credit by the Issuing Bank thereof, the execution of the Pledge and Security Agreement in favor of the Issuing Bank of the Cherokee Co. IRB Letter of Credit, the acceptance by the Issuing Bank of the collateral thereunder or any other transaction contemplated by this Agreement is, or will be, a violation of the laws, rules and regulations applicable to the Issuing Bank, or requires or will require the Issuing Bank to register as a securities dealer (or in any similar capacity) if not otherwise so registered.

             "Trustee" means NationsBank of Georgia, N.A. formerly known as Citizens and Southern Trust Company) as trustee under the indenture and any successor trustee under the Indenture.

        (b) The definition of "Issuing Bank" in Section 1 of the Credit Agreement is hereby amended to read in its entirety as follows:

             "Issuing Bank" means, (a) Bank appointed by the Company, which shall be one of the Banks and which shall have accepted such appointment, which issues or will issue a Letter of Credit, and (b) for the initial Cherokee Co. IRB Letter of Credit, NationsBank.

        (c) The definition of "Letter of Credit" in Section 1 of the Credit Agreement is hereby amended to read in its entirety as follows:

             "Letter of Credit" means a letter of credit issued by the Issuing Bank at the request of the Company pursuant to Section 2.10 and "Letters of Credit" means all such letters of credit; including without limitation the Cherokee Co. IRB Letter of Credit.

        (d) The definition of "Letter of Credit Commitment" in Section 1 of the Credit Agreement is hereby amended to read in its entirety as follows:

             "Letter of Credit Commitment" means, as to each Bank, such Bank's Percentage of the aggregate amount of the Letter of Credit Commitments. The aggregate amount of the Letter of Credit Commitments is initially $15,000,000 and is subject to reduction from time to time pursuant to section 2.5. The aggregate Letter of Credit Commitments may at the request of the Company by notice to the Agent by increased to an amount in excess of $15,000,000 in integral multiples of $1,000,000; provided, however, that (a) the amount by which the aggregate Letter of Credit Commitments exceeds $15,000,000 shall reduce the Banks' aggregate Revolving Loan Commitments and (b) the amount by which the aggregate letter of Credit Commitments exceeds $15,000,000, plus the aggregate outstanding balances of the Notes may not exceed $70,000,000. Each Bank's Revolving Loan Commitment shall be reduced by an amount equal to such Bank's Percentage of the amount by which the aggregate Letter of Credit Commitments exceeds $15,000,000.

        (e) The definition of "Maturity Date" in Section 1 of the Credit Agreement is hereby amended to read in its entirety as follows:

             "Maturity Date" means march 17, 1997 or such earlier date on which (a) the Agent declares the Notes to be immediately due and payable pursuant to Section 7.2 of this Agreement, or (b) the Company permanently reduces the Revolving Loan Commitments to zero pursuant to section 2.5(a) of this Agreement.

        (f) The definition of "Permitted Lien" in Section 1 of the Credit Agreement is amended by deleting "and" at the end of subsection (g), adding "and" at the end of subsection (h) and adding a new subsection (i) as follows:

             (i) liens created under the Custody, Pledge and Security Agreement dated as of August 1, 1989, as amended, modified or supplemented from time to time.

        (g) The definition of "Revolving Loan Commitment" in Section 1 of the Credit Agreement is hereby amended to read in its entirety as follows:

             "Revolving Loan Commitment" means, as to a Bank, the obligation of such Bank to make its pro rata share of Revolving Loans to the Company. The aggregate amount of the Revolving Loan Commitments is $70,000,000, less the amount by which the aggregate Letter of Credit Commitments exceeds $15,000,000 and is subject to reduction from time to time pursuant to Section 2.5. The Revolving Loan Commitment of each Bank is such Bank's Percentage of the aggregate of the Revolving Loan Commitments.

        (h) A new Section 2.4(3) is hereby added to the Credit Agreement as follows:

             (e) Facility Fees. The Company agrees to pay to the Agent, for the ratable account of the Banks, on the last Business Day of each fiscal quarter of the Company commencing with the quarter ending March 31, 1994, and on the Maturity Date, a facility fee equal to one-half of 1% of the daily average amount of the outstanding loans, advances or extensions of credit to Mexicana de Chasises S.A. de C.V. (as provided in Section 6.7(m) during the preceding quarter or other applicable period. Facility fees shall be calculated for the actual number of days elapsed on the basis of a 360-day year.


        (i) A new Section 2.4(f) is hereby added to the Credit Agreement as follows:


             (f) Issuing Bank Fees. The company agrees to pay to the Issuing Banks, for their own account, in connection with the issuance and maintenance of the Letters of Credit hereunder, such fees as may be agreed upon by the Company and Issuing Bank whether by way of letter agreement or otherwise.

        (j) The first sentence of Section 2.10(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

             The Issuing Bank will issue Letters of Credit which it may lawfully issue, in Dollars, for the account of the Company, subject to the terms and conditions hereof, at any time during the period from the Closing Date to the Maturity Date; provided that the amount available for drawing under all Letters of Credit, plus the Letter of Credit Exposure as of the applicable Borrowing Date, shall not exceed the aggregate Letter of Credit Commitments and, provided further, that no Letter of Credit shall have an initial expiry date later than the Maturity Date, except that (i) the Cherokee Co. IRB Letter of Credit and (ii) Letters of Credit in an aggregate face amount not exceeding $2,500,000 at any time outstanding, may have an initial expiry date not later than 12 months after the Maturity Date.

        (k) The first sentence of Section 2.10(e) of the Credit Agreement is hereby amended to read in its entirety as follows:

             If on the Maturity Date any Letter of Credit (including the Cherokee Co. IRB Letter of Credit) remains outstanding, the Company shall either make arrangements satisfactory to the Required Banks for the assumption of liabilities created by any such issued and unexpired Letter of Credit or, in the absence of such satisfactory arrangements, the Company shall deliver to the Agent, for the benefit of the Banks, Cash Collateral in an aggregate principal amount equal to 110% of the Letter of Credit Exposure.

        (l) A new Section 2.10(f) is hereby added to the Credit Agreement as follows:

             (f) Cherokee Co. IRB Letter of Credit. The Cherokee Co. IRB Letter of Credit will be issued for an initial term of one year and may be renewed or extended (upon the written request of the Company) at the option of the Required Banks for a period ending not later than 12 months after the Maturity Date.

        (m) A new Section 5.19 is hereby added to the Credit Agreement as follows:

             5.19 Special Bank Event. Within 90 days after the occurrence of a Special Bank Event, (i) replace the Cherokee Co. IRB Letter of Credit with the letter of credit of an issuer who is not subject to a Special Bank Event as a result of issuing the Cherokee Co. IRB Letter of Credit,
   (ii) cause the redemption of all of the Cherokee Co. Industrial Revenue Bonds in accordance with the terms of the indenture, or (iii) cause the Letter of Credit to be surrendered for cancellation.

        (n) Section 6.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

             Restricted Payments. Make any Restricted Payments, provided that so long as no Default or Event of Default exists, the Company may make (a) the Restricted Payments of Dividends paid by the Company on November 15, 1993, and (b) Restricted Payments in an additional amount not exceeding, in the aggregate during the term of this Agreement, $4,000,000 plus 40% of Net Income (or, if Net Income is a negative number, then reduced by 100% of such negative Net Income) for the period commencing September 26, 1993 to the end of the fiscal quarter immediately preceding the making of such Restricted Payment.

        (o) Section 6.7 of the Credit Agreement is amended by deleting "and" at the end of the subsection 91) and by replacing subsection 6.7(m) with the following:

             (m) loans, advances or extensions of credit (including accounts receivable) to Chasises y Autopartes OSHMEX S.A. de C.V., a Mexico corporation, not to exceed an aggregate amount of $10,000,000 from the date hereof through March 17, 1995 or $0 at any time after March 17, 1995;
   (n) new investments by the Company in Midwest O.P. Holdings, Corp. during fiscal years 1994 and 1995 not to exceed $400,000 in excess of the amount permitted under Section 6.7(l) above; and (0) new strategic investments of the Company in other business entities, not to exceed an aggregate amount of $1,000,000 in each fiscal year.

        (p) Section 6.9(a)(i), Sale of Receivables, of the Credit Agreement is amended by deleting "$10,000,000" and inserting "$20,000,000" in its place.

        (q) A new Section 6.21 is hereby added to the Credit Agreement as follows:

             6.21 Cherokee Co. Industrial Revenue Bonds. Enter into or consent to any amendment of any of the Basic Documents without the prior written consent of the Issuing Bank for the Cherokee Co. IRB Letter of Credit and the Majority Banks. The Company will not, and will not permit any Affiliate to have any Cherokee Co. Industrial Revenue Bond (including the principal amount thereof and interest accrued thereon) legally or beneficially owned by any of them to be purchased, or redeemed or otherwise paid, directly or indirectly, by any drawing on the Cherokee Co. IRB Letter of Credit, and the Company agrees not to cause any optional redemption of the Cherokee Co. Industrial Revenue Bonds pursuant to Sections 2.06(a) or 2.07(a)(ii) of the Indenture, unless (i) the Majority Banks shall have given their prior written consent, or (ii) the Company shall provide cash collateral in advance of the draw in an amount at least as great as the amount of the draw.

        (r) A new subsection (1) is hereby added to Section 7.1 of the Credit Agreement as follows:

             (1) Event of Default Under Basic Documents. The Company shall default in the due performance or observance of any other term, covenant or agreement contained in any of the other Basic Documents (subject to applicable grace or cure periods, if any, sometimes herein referred to as a "Cherokee Co. IRB Default").

        (s) A new subsection (c) is hereby added to Section 7.2 of the Credit Agreement as follows:


             (c) The Issuing Bank may, at the request and direction of the Majority Banks, notify the Trustee of the occurrence of an Event of Default hereunder and thereby require the Trustee to declare the principal amount of the Cherokee Co. Industrial Revenue Bonds and interest accrued thereon to be due and payable immediately, all in accordance with the terms of the Indenture, and, upon said declaration, such principal and interest shall become and be immediately due and payable. In addition the Issuing Bank, at the request and direction of the Majority Banks, may exercise any other rights and remedies available under any Basic Document, any other agreement or at law or in equity. If the Event of Default is the failure by the Company to reimburse the Issuing Bank on a timely basis for an "Interest Drawing" (as defined in the Cherokee Co. IRB Letter of Credit), the Issuing Bank may, no later than the tenth Business Day following such drawing, deliver to the Trustee notice that the Cherokee Co. IRB Letter of Credit will not be reinstated.

        3. Effectiveness of the Amendment. This Amendment shall become effective when counterparts hereof executed on behalf of the Company, the Agent and the Required Lenders shall have been received by the Agent and notice thereof shall have been given by the Agent to the Company and each Bank.

        4. Representations and Warranties. The Company certifies that (a) the representations and warranties contained in the Credit Agreement are true and correct as of the date of the Amendment except (1) that the representations and warranties contained in section 3.3 shall apply to the most recent financial statements delivered pursuant to sections 5.1 and
   5.2 and (ii) for changes permitted by the Credit Agreement, (b) no condition exists nor has any event or act occurred which, with or without the giving of notice or the passage of time, would constitute an Event of Default under the Credit Agreement, and (c) this Amendment has been duly authorized, executed and delivered on its behalf, and that the Credit Agreement, as amended hereby, constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms.

        5. Expenses and Fees. As consideration for the amendment contained herein, the Company will pay to the Agent, for the account of the Banks, upon execution hereof, a fee equal to $20,000. The Company shall reimburse the Agent and the Banks (including NationsBank) for all reasonable legal fees and expenses incurred by the Agent and the Banks (including NationsBank) in connection with the preparation, negotiation and execution of this Amendment and the issuance of the Cherokee Co. IRB Letter of Credit.

        6. Full Force and Effect. Except as amended hereby the Credit Agreement shall remain in full force and effect. The Credit Agreement, as amended hereby, and all rights and powers created thereby and thereunder and under the Notes are in all respects ratified and confirmed except that the Notes are hereby amended as required by the amendment to the Credit Agreement herein. The Company covenants and agrees that each of the Notes shall remain in full force and effect and shall continue to secure the debts, obligations and liabilities of the Company to the Bank for due payment of all principal, interest and other charges due the Bank by the Company under the Credit Agreement, as amended hereby, and any extensions, modifications or refinancing thereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed the day and year first written above.

                                             FIRSTAR BANK MILWAUKEE,
                                              N.A. (formerly known as First
                                              Wisconsin national Bank of
                                              Milwaukee), as Agent and a
   OSHKOSH TRUCK CORPORATION                  Bank

   BY  FRED SCHULTE                          BY  /s/
     Its Vice President                        Its  Assistant Vice President

   BANK ONE, MILWAUKEE NATIONAL              NATIONSBANK OF NORTH CAROLINA,
     ASSOCIATION                              N.A.

   BY  /s/                                   BY  /s/
     Its Vice President                        Its Vice President

   THE NORTHERN TRUST COMPANY                HARRIS TRUST AND SAVINGS BANK

   BY  /s/                                   BY  /s/
     Its Vice President                        Its Vice President


   PNC BANK, NATIONAL ASSOCIATION
   (formerly known as Pittsburgh
   National Bank)

   BY  /s/
      Its Commercial Banking Officer